                                                Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-112367

   Pricing Supplement to the Prospectus Supplement No. 440 dated October 20,
                                2004 -- No. 471

                              -------------------

(GOLDMAN SACHS LOGO)
                         THE GOLDMAN SACHS GROUP, INC.
                          Medium-Term Notes, Series B
                              -------------------

                                 $70,000,000.00

            2.00% Exchangeable Basket-Linked Notes due February 2012
        (Exchangeable for a Basket of Three Common Stocks and Two ADSs)
                              -------------------

     This pricing supplement and the accompanying prospectus supplement no. 440, relating to the exchangeable basket-linked notes, should be read together. Because the exchangeable basket-linked notes are part of a series of our debt securities called Medium-Term Notes, Series B, this pricing supplement and the accompanying prospectus supplement no. 440 should also be read with the accompanying prospectus dated February 6, 2004, as supplemented by the accompanying prospectus supplement dated February 6, 2004. Terms used here have the meanings given them in the accompanying prospectus supplement no. 440, unless the context requires otherwise.

     The exchangeable basket-linked notes offered by this pricing supplement, which we call the "offered notes", have the terms described in the accompanying prospectus supplement no. 440, as supplemented or modified by the following:

ISSUER:  The Goldman Sachs Group, Inc.

FACE AMOUNT:  $70,000,000.00 in the aggregate for all the offered notes

ORIGINAL ISSUE PRICE:  100% of the face amount

NET PROCEEDS TO ISSUER:  99.60% of the face amount

TRADE DATE:  January 26, 2005

SETTLEMENT DATE (ORIGINAL ISSUE DATE):  February 2, 2005

STATED MATURITY DATE: February 2, 2012, unless extended for up to six business days

INTEREST RATE (COUPON):  2.00% per year

INTEREST PAYMENT DATES:  August 2 and February 2 of each year, commencing on
    August 2, 2005

BASKET STOCKS AND BASKET STOCK ISSUERS:  common stock of Amgen Inc. (AMGN), Eli
    Lilly and Company (LLY) and Schering-Plough Corporation (SGP) and the American Depositary Shares (ADSs) of Sanofi-Aventis (SNY) and
    GlaxoSmithKline plc (GSK), with each basket stock having a relative weight on the trade date of 20%

PRINCIPAL AMOUNT: on the stated maturity date, we will pay the holder of an offered note cash equal to 100% of the outstanding face amount of the note, unless the holder exercises the exchange right, we exercise the call right or an automatic exchange occurs

EXCHANGE RATE: 8.8106. Upon any voluntary or automatic exchange, we may, in our sole discretion, elect to pay the cash value of the basket stocks we would otherwise be obligated to deliver, as described in the accompanying prospectus supplement no. 440

EARLIEST CALL DATE; REDEMPTION PRICE: we may, in our sole discretion, redeem the offered notes at any time after February 2, 2008, at a redemption price equal to 100% of the outstanding face amount; provided, however, that the holder will be entitled to the benefit, if any, of an automatic exchange. If we call the offered notes, we will give notice to the holders not less than 5 nor more than 15 business days before the call date

REFERENCE BASKET LEVEL (AS DETERMINED ON THE TRADE DATE):  $100.00

DENOMINATIONS:  face amount of $1,000, and integral multiples thereof

CUSIP NO.:  38143UBA8

     Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or any other relevant factors, the value of your note on the date of this pricing supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. We encourage you to read "Additional Risk Factors Specific to Your Note" beginning on page S-2 of this pricing supplement and on page S-3 of the accompanying prospectus supplement no. 440 so that you may better understand those risks.
                              -------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

     Goldman Sachs may use this pricing supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in an offered note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PRICING SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                              -------------------

                              GOLDMAN, SACHS & CO.
                              -------------------

                   Pricing Supplement dated January 26, 2005.

EXPIRATION OF EXCHANGE RIGHT:        If a holder wishes to exercise the exchange
                                     right, the required deliveries described in the accompanying prospectus supplement no.
                                     440 under "General Terms of the
                                     Exchangeable Basket-Linked
                                     Notes -- Holder's Exchange
                                     Right -- Exercise Requirements" must be
                                     made no later than 11:00 A.M., New York
                                     City time, on the last day before the
                                     determination date that qualifies as both a business day and a trading day or any call notice date, whichever is earlier.

NO LISTING:                          The offered notes will not be listed on any
                                     securities exchange or interdealer market quotation system.

DETERMINATION DATE:                  The fifth trading day prior to February 2,
                                     2012 unless extended for up to five
                                     business days.

GLAXOSMITHKLINE ADSs:                Each GlaxoSmithKline ADS currently
                                     represents two GlaxoSmithKline ordinary
                                     shares. The GlaxoSmithKline ADSs are issued pursuant to the deposit agreement between GlaxoSmithKline plc and The Bank of New
                                     York, as ADS depositary. You may obtain
                                     additional information about the terms of this agreement from the periodic information submitted by GlaxoSmithKline plc to the SEC, as described below.

SANOFI-AVENTIS ADSs:                 Each Sanofi-Aventis ADS currently
                                     represents one-half of one Sanofi-Aventis ordinary share. The Sanofi-Aventis ADSs are issued pursuant to the deposit agreement between Sanofi-Aventis and The Bank of New
                                     York, as ADS depositary. You may obtain
                                     additional information about the terms of this agreement from the periodic information submitted by Sanofi-Aventis to the SEC, as described below.

ADDITIONAL RISK FACTORS SPECIFIC
TO YOUR NOTE:                        ASSUMING NO CHANGES IN MARKET CONDITIONS OR
                                     ANY OTHER RELEVANT FACTORS, THE VALUE OF
                                     YOUR NOTE ON THE DATE OF THIS PRICING
                                     SUPPLEMENT (AS DETERMINED BY REFERENCE TO
                                     PRICING MODELS USED BY GOLDMAN, SACHS &
                                     CO.) IS SIGNIFICANTLY LESS THAN THE
                                     ORIGINAL ISSUE PRICE

                                     The value or quoted price of your note at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the original issue price, and may be higher or lower than the value of your note as determined by reference to pricing models used by Goldman, Sachs & Co.

                                     If at any time a third party dealer quotes a price to purchase your note or otherwise values your note, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read "Additional Risk Factors Specific to Your Note -- The Market Price of Your Note May Be Influenced by Many Unpredictable Factors" in the accompanying prospectus supplement no. 440.

                                     Furthermore, if you sell your note, you
                                     will likely be charged a commission for
                                     secondary market transactions, or the price will likely reflect a dealer discount.

                                     There is no assurance that Goldman, Sachs &
                                     Co. or any other party will be willing to purchase your note; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See "Additional Risk Factors Specific to Your Note -- Your Note May Not Have an Active Trading Market" in the accompanying prospectus supplement no. 440.

                                     THERE ARE IMPORTANT DIFFERENCES BETWEEN THE
                                     RIGHTS OF HOLDERS OF ADSs AND THE RIGHTS OF
                                     HOLDERS OF THE ORDINARY SHARES THE ADSs
                                     REPRESENT

                                     Because your note is linked in part to the value of ADSs of GlaxoSmithKline and Sanofi-Aventis, and not to the ordinary shares of those companies, you should be aware of the differences between ADSs and ordinary shares. ADSs are securities that represent a specified number of underlying ordinary shares of a non-U.S. company. The ADSs included in the basket are issued under a deposit agreement between the relevant basket stock issuer and the relevant ADS depositary. In each case, the ADS deposit agreement sets forth the rights and responsibilities of the ADS depositary, the basket stock issuer and the ADS holders, which may be different from the rights of holders of ordinary shares of that basket stock issuer. For example, a basket stock issuer may make distributions in respect of its ordinary shares that are not passed on to holders of its ADSs. In addition, the calculation agent will not be required to make anti-dilution adjustments for every corporate event that may affect the ordinary shares that the ADSs represent.

                                     GLAXOSMITHKLINE ADSs AND SANOFI-AVENTIS
                                     ADSs MAY TRADE DIFFERENTLY FROM
                                     GLAXOSMITHKLINE ORDINARY SHARES AND
                                     SANOFI-AVENTIS ORDINARY SHARES,
                                     RESPECTIVELY.

                                     The basket includes ADSs representing
                                     ordinary shares of non-U.S. companies.
                                     These ordinary shares
                                     are not quoted and traded in U.S. dollars.
                                     You should be aware that an investment in securities linked to the value of such ADSs involves particular risks. For example, fluctuations in the exchange rate between the British pound and the U.S. dollar may affect the U.S. dollar equivalent of the British pound price of GlaxoSmithKline ordinary shares and may, in turn, affect the U.S. dollar market price of the GlaxoSmithKline ADSs and therefore may also affect the market value of your note. Similar considerations apply to the euro-dollar exchange rate with respect to the Sanofi-Aventis ADSs, which represent ordinary shares that trade on the Premier Marche of Euronext Paris S.A.

                                     The exchange rate between the euro or the British pound, on the one hand, and the U.S. dollar, on the other hand, may fluctuate over time due to the interaction of many factors directly or indirectly affecting economic and political conditions in Europe as a whole and the United States, including economic and political developments in other countries. For more information on currency related risks, please see "Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency" in the accompanying prospectus dated February 6, 2004.

                                     While the ADSs of GlaxoSmithKline and
                                     Sanofi-Aventis are listed and traded in the United States, the ordinary shares of those companies are quoted and traded on foreign securities markets, which may have less liquidity and greater volatility than U.S. and market developments may affect foreign markets differently from U.S or other securities markets. Also, there may be less publicly available information about foreign companies, including those that file periodic reports with the U.S. Securities and Exchange Commission, than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

                                     YOU WILL NOT HAVE ANY SHAREHOLDER RIGHTS
                                     AND MAY HAVE NO RIGHTS TO RECEIVE ADSs OR
                                     THE ORDINARY SHARES THEY REPRESENT.

                                     Investing in your note will not make you a holder of the ADSs or ordinary shares of either GlaxoSmithKline or Sanofi-Aventis. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distribu-tions or any other rights with respect to the ADSs and ordinary shares of either GlaxoSmithKline or Sanofi-Aventis. For more information on shareholder rights, please see "Additional Risk Factors Specific to Your Note -- You Will Note Have Any Shareholder Rights and May Note Have Any Rights to Receive Stock" in the accompanying prospectus dated February 6, 2004.

INITIAL BASKET STOCK PRICE:          The initial stock price for each of the
                                     basket stocks is as follows:

                               1.  Amgen Inc.                     $63.564 per share
                               2.  GlaxoSmithKline plc.           $45.130 per ADS
                               3.  Eli Lilly and Company          $55.725 per share
                               4.  Schering-Plough Corporation    $19.882 per share
                               5.  Sanofi-Aventis                 $37.855 per ADS

BASKET STOCK CLOSING PRICE:          The closing price of one share of the
                                     relevant basket stock on any trading day.

REFERENCE AMOUNT:                    The initial reference amount for each of
                                     the basket stocks is as follows:

                               1.  Amgen Inc.                     0.3146 shares
                               2.  GlaxoSmithKline plc            0.4432 ADSs
                               3.  Eli Lilly and Company          0.3589 shares
                               4.  Schering-Plough Corporation    1.0059 shares
                               5.  Sanofi-Aventis                 0.5283 ADSs

                                     The reference amount for each basket stock is subject to anti-dilution adjustment, both as to the amount and type of property comprising the reference amount, as described in the accompanying prospectus supplement no. 440 for basket stocks that are common stocks, and as further described below for basket stocks that are ADSs.

CLOSING LEVEL OF THE BASKET:         The closing level of the basket on any
                                     trading day will equal the sum of the
                                     products of each basket stock's closing
                                     price on that day times that basket stock's reference amount. The closing level of the basket on the trade date was $99.80.

                                     For the avoidance of doubt, "primary
                                     market" or "principal stock exchange," as used under "Market disruption event" on p. S-25 and "Closing Price" on p. S-24 of the prospectus supplement no. 440, means the New York Stock Exchange, or other U.S. stock exchange on which the ADSs are listed, regardless of the primary market of the ordinary shares represented by such ADSs.

HYPOTHETICAL RETURNS TABLE:          In the table below, we compare the total
                                     pretax return on owning the basket stocks
                                     (having the same relative weightings as
                                     they do in the basket) to the total pretax return on owning your note, in each case during the period from the trade date to the stated maturity date. The information in the table is based on hypothetical market values for the basket stocks and your note at the end of this period, and on the key terms and assumptions stated in the box below. In the paragraphs following the table, we explain how we have calculated these hypothetical returns.

                                     The basket stocks have been highly volatile in the past and their performance cannot be predicted for any future period. The actual performance of the basket stocks over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical trading prices of the basket stocks shown above or to the hypothetical return examples shown below.

                                              KEY TERMS AND ASSUMPTIONS

                               Original issue price, expressed as a percentage of the
                                 face amount.........................................    100%
                               Exchange rate.........................................    8.8106
                               Reference basket level (as determined on the trade
                                 date)...............................................    $100.00
                               Premium (as a percentage of the reference basket
                                 level)..............................................    13.50%
                               Annual basket stock dividend yield, expressed as a
                                 percentage of the reference amounts of the basket
                                 stocks (assumed)....................................    1.75%
                               Automatic exchange in full on the stated maturity
                                 date -- i.e., no prior redemption or voluntary
                                 exchange (assumed)..................................
                               No dilution event or other change in or affecting any
                                 of the basket stocks (assumed)......................
                               No market disruption event occurs (assumed)...........

                                     We calculate the total pretax return on
                                     your note based on the exchange rate of
                                     8.8106 for each $1,000 of the outstanding face amount of your note. This exchange rate was determined by dividing $1,000 by the product of the reference basket level times an amount equal to one plus a premium of 13.50%. Because the exchange rate has been determined in this manner, the closing level of the basket must increase by the determination date to an amount equal to the reference basket level times an amount equal to one plus the premium in order for the holder of a note to receive stock or cash having a value in excess of the principal amount (100% of the outstanding face amount) on the stated maturity date.

                                     This closing basket level is substantially higher than the reference basket level of $100.00. There is no assurance that the closing basket level will increase to that extent by the determination date.

                                     As stated above, the following table
                                     assumes that dividends will be paid on the basket stocks at the annual basket stock dividend yield shown in the box above, from the trade date to the stated maturity date. We do not know, however, whether or to what extent the issuers of the basket stocks will pay dividends in the future. These are matters that will be determined by the issuers of the basket stocks and not by us. Consequently, the amount of dividends actually paid on the basket stocks by their issuers, and, therefore, the rate of pretax return on the basket stocks during the life of the offered notes, may differ substantially from the information reflected in the table below.

                                                                    BASKET                              YOUR NOTE
                                                   -----------------------------------------   ---------------------------
                                                                 HYPOTHETICAL
                                                                   CLOSING
                                                                    BASKET                     HYPOTHETICAL
                                                                   LEVEL ON                       MARKET
                                                   HYPOTHETICAL     STATED                       VALUE ON
                                                     CLOSING       MATURITY                       STATED
                                                      BASKET         DATE                        MATURITY
                                                     LEVEL ON      AS % OF                         DATE
                                                      STATED      REFERENCE     HYPOTHETICAL     AS % OF      HYPOTHETICAL
                                                     MATURITY       BASKET      PRETAX TOTAL       FACE       PRETAX TOTAL
                                                       DATE         LEVEL          RETURN         AMOUNT         RETURN
                                                   ------------  ------------   ------------   ------------   ------------
                                                   $50.00              50%          -37.8%        100.0%          14.0%
                                                   $70.00              70%          -17.8%        100.0%          14.0%
                                                   $90.00              90%            2.3%        100.0%          14.0%
                                                   $100.00            100%           12.3%        100.0%          14.0%
                                                   $110.00            110%           22.3%        100.0%          14.0%
                                                   $120.00            120%           32.3%        105.7%          18.7%
                                                   $150.00            150%           62.3%        132.2%          45.2%
                                                   $200.00            200%          112.3%        176.2%          89.2%

                                     The hypothetical pretax total return on the basket represents the difference between
                                     (a) the hypothetical closing level of the basket on the stated maturity date plus the dividends that would be paid at the assumed dividend yield rate during the period from the trade date to the stated maturity date, without reinvestment of those dividends, and (b) the reference basket level. This difference is expressed as a percentage of the reference basket level.

                                     The hypothetical pretax total return on
                                     your note represents the difference between
                                     (a) the hypothetical market value of your note on the stated maturity date plus the amount of interest that would be payable on your note during the period from the trade date to the stated maturity date (or to the prior interest payment date as described below), without reinvestment of that interest, and (b) the hypothetical market value of your note on the trade date. This difference is expressed as a percentage of the hypothetical market value of your note on the trade date.

                                     We have assumed that the market value of your note on the stated maturity date will equal the greater of the principal amount (100% of outstanding face amount) of your note and the cash value (based on the hypothetical closing basket level shown above) of the basket stock that we would be obligated to deliver on that date in an automatic exchange of your note. There will be no automatic exchange on the stated maturity date, however, unless that cash value exceeds the sum of the outstanding principal amount plus the amount of the regular interest installment payable on your note on that date. Moreover, if an automatic exchange occurs, the holder will not be entitled to receive that interest installment (as a result, where the hypothetical market value of your note is assumed to equal the automatic exchange amount, the hypothetical total return on your note is assumed to include interest accruing only to the interest payment date before the stated maturity date). Therefore, we have assumed that, unless that cash value exceeds that sum, the market value of your note on the stated maturity date will equal the principal amount.

                                     We have also assumed that the closing level of the basket will be the same on the determination date and the stated maturity date. Because the value of the shares or cash that we will deliver on your note on the stated maturity date will depend on the closing level of the basket on the determination date, changes in the closing level of the basket between the determination date and the stated maturity date could cause the pretax returns on your note to be substantially different from those reflected in the table above.

                                     The actual market value of your note on the stated maturity date or at any other time, including any time you may wish to sell your note, may bear little or no relation to the hypothetical values shown above, and those values should not be viewed as an indication of the financial return on an investment in the offered notes or on an investment in the basket stocks. The pretax rates of return shown above are entirely hypothetical; they are based on market values that may not be achieved on the relevant date and on assumptions that may prove to be erroneous and do not take into account the effects of any applicable taxes. Please read "Additional Risk Factors Specific to Your Note" and "Hypothetical Returns on Your Note" in the accompanying prospectus supplement no. 440.

                                     Payments on this note are economically
                                     equivalent to the amounts that would be
                                     paid on a combination of other instruments.
                                     For example, payments on the note are
                                     economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond and an option, in each case, bought by the holder (with an implicit option premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the note or the United States income tax treatment of the note as described under "Supplemental Discussion of Federal Income Tax Consequences" in the accompanying prospectus supplement no. 440.

HEDGING: In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of the basket stocks on the trade date. For a description of how our hedging and other trading activities may affect the value of your note, see "Additional Risk Factors Specific to Your Note -- Our Business Activities May Create Conflicts of Interest Between You and Us" and "Use of Proceeds and Hedging" in the accompanying prospectus supplement no. 440.

DESCRIPTION OF THE BASKET STOCK
ISSUERS: According to its publicly available documents, Amgen Inc. is a global biotechnology company that discovers, develops, manufactures, and markets human therapeutics based on advances in cellular and molecular biology. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing its SEC file number: 000-12477.

                                     According to publicly available documents,
                                     Eli Lilly and Company discovers, develops, manufactures and sells pharmaceutical products. Information filed with the SEC by Eli Lilly and Company under the Exchange Act can be located by referencing its SEC file number: 001-06351.

                                     According to its publicly available
                                     documents, GlaxoSmithKline plc engages in the creation, discovery, development, manufacture and marketing of pharmaceutical and consumer health-related products. Information filed with the SEC by GlaxoSmithKline plc under the Exchange Act can be located by referencing its SEC file number: 001-15170.

                                     According to its publicly available
                                     documents, Schering-Plough Corporation,
                                     through its subsidiaries, is engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide. Information filed with the SEC by Schering-Plough Corporation under the Exchange Act can be located by referencing its SEC file number:
                                     001-06571.

                                     According to its publicly available
                                     documents, Sanofi-Aventis is a
                                     pharmaceutical company that engages in
                                     research and development in seven major
                                     therapeutic areas: cardiovascular disease, thrombosis, oncology, diabetes, central nervous system, internal medicine and vaccines. Information filed with the SEC by Sanofi-Aventis under the Exchange Act can be located by referencing its SEC file number: 001-31368.

HISTORICAL TRADING PRICE
INFORMATION:                         Amgen Inc. is traded on the Nasdaq National
                                     Market System under the symbol "AMGN". Eli
                                     Lilly and Company, GlaxoSmithKline plc
                                     ADSs, Schering-Plough Corporation and
                                     Sanofi-Aventis ADSs are traded on the New
                                     York Stock Exchange, under the symbols
                                     "LLY", "GSK", "SGP" and "SNY",
                                     respectively. The following tables show the quarterly high, low and final closing prices as traded on the Nasdaq National
                                     Market System or New York Stock Exchange, as applicable, for each of the basket stocks, in each case for the four calendar quarters in each of 2003 and 2004 and for the first calendar quarter in 2005, through January 26, 2005. We obtained the trading price information shown below from
                                     Bloomberg Financial Services, without
                                     independent verification.

                                     The actual performance of the basket stocks over the life of the offered notes may bear little relation to the historical trading prices of the basket stocks shown below.

                                                      AMGEN INC.

                                                                               HIGH      LOW      CLOSE
                                                                               ----      ---      -----
                                                   2003
                                                   Quarter ended March 31...  $58.87    $48.88    $57.55
                                                   Quarter ended June 30....  $67.50    $57.60    $65.94
                                                   Quarter ended September
                                                     30.....................  $71.54    $64.52    $64.52
                                                   Quarter ended December
                                                     31.....................  $67.14    $57.62    $61.79
                                                   2004
                                                   Quarter ended March 31...  $66.23    $57.83    $58.15
                                                   Quarter ended June 30....  $60.43    $52.82    $54.57
                                                   Quarter ended September
                                                     30.....................  $59.98    $53.23    $56.81
                                                   Quarter ended December
                                                     31.....................  $64.76    $52.70    $64.15
                                                   2005
                                                   Quarter ending March
                                                     31(through January 26,
                                                     2005)..................  $64.87    $62.12    $63.56
                                                   Closing price on January
                                                     26, 2005...............                      $63.56

                                                 GLAXOSMITHKLINE PLC

                                                                               HIGH      LOW      CLOSE
                                                                               ----      ---      -----
                                                   2003
                                                   Quarter ended March 31...  $39.93    $32.75    $35.19
                                                   Quarter ended June 30....  $43.70    $35.85    $40.54
                                                   Quarter ended September
                                                     30.....................  $43.01    $37.40    $42.40
                                                   Quarter ended December
                                                     31.....................  $47.40    $42.77    $46.62
                                                   2004
                                                   Quarter ended March 31...  $46.93    $39.38    $39.95
                                                   Quarter ended June 30....  $43.50    $39.44    $41.46
                                                   Quarter ended September
                                                     30.....................  $43.84    $39.04    $43.73
                                                   Quarter ended December
                                                     31.....................  $47.50    $41.15    $47.39
                                                   2005
                                                   Quarter ending March
                                                     31(through January 26,
                                                     2005)..................  $47.35    $44.48    $45.15
                                                   Closing price on January
                                                     26, 2005...............                      $45.15

                                                ELI LILLY AND COMPANY

                                                                               HIGH      LOW      CLOSE
                                                                               ----      ---      -----
                                                   2003
                                                   Quarter ended March 31...  $67.98    $53.70    $57.15
                                                   Quarter ended June 30....  $69.83    $57.73    $68.97
                                                   Quarter ended September
                                                     30.....................  $70.33    $57.99    $59.40
                                                   Quarter ended December
                                                     31.....................  $73.89    $60.78    $70.33
                                                   2004
                                                   Quarter ended March 31...  $74.70    $65.00    $66.90
                                                   Quarter ended June 30....  $76.26    $67.60    $69.91
                                                   Quarter ended September
                                                     30.....................  $67.39    $60.05    $60.05
                                                   Quarter ended December
                                                     31.....................  $62.01    $50.44    $56.75
                                                   2005
                                                   Quarter ending March
                                                     31(through January 26,
                                                     2005)..................  $57.78    $54.84    $55.50
                                                   Closing price on January
                                                     26, 2005...............                      $55.50

                                             SCHERING-PLOUGH CORPORATION

                                                                               HIGH      LOW      CLOSE
                                                                               ----      ---      -----
                                                   2003
                                                   Quarter ended March 31...  $23.68    $15.45    $17.83
                                                   Quarter ended June 30....  $20.47    $16.82    $18.60
                                                   Quarter ended September
                                                     30.....................  $19.35    $14.95    $15.24
                                                   Quarter ended December
                                                     31.....................  $17.39    $14.52    $17.39
                                                   2004
                                                   Quarter ended March 31...  $18.97    $15.96    $16.22
                                                   Quarter ended June 30....  $18.70    $16.10    $18.48
                                                   Quarter ended September
                                                     30.....................  $19.98    $17.55    $19.06
                                                   Quarter ended December
                                                     31.....................  $21.12    $16.72    $20.88
                                                   2005
                                                   Quarter ending March
                                                     31(through January 26,
                                                     2005)..................  $21.41    $19.77    $19.77
                                                   Closing price on January
                                                     26, 2005...............                      $19.77

                                                    SANOFI-AVENTIS

                                                                               HIGH      LOW      CLOSE
                                                                               ----      ---      -----
                                                   2003
                                                   Quarter ended March 31...  $31.04    $22.80    $25.55
                                                   Quarter ended June 30....  $33.28    $26.02    $29.15
                                                   Quarter ended September
                                                     30.....................  $32.00    $26.50    $30.22
                                                   Quarter ended December
                                                     31.....................  $37.75    $30.53    $37.75
                                                   2004
                                                   Quarter ended March 31...  $39.85    $32.30    $32.67
                                                   Quarter ended June 30....  $33.80    $29.36    $31.99
                                                   Quarter ended September
                                                     30.....................  $36.68    $32.01    $36.61
                                                   Quarter ended December
                                                     31.....................  $40.45    $35.20    $40.05
                                                   2005
                                                   Quarter ending March
                                                     31(through January 26,
                                                     2005)..................  $39.80    $37.15    $37.83
                                                   Closing price on January
                                                     26, 2005...............                      $37.83

                                     As indicated above, the market prices of basket stocks have been highly volatile during recent periods. It is impossible to predict whether the price of any of the basket stocks will rise or fall and you should not view the historical prices of the basket stocks as an indication of future performance. See "Additional Risk Factors Specific to Your Note -- The Market Price of Your Note May Be Influenced by Many Unpredictable Factors" in the accompanying prospectus supplement no. 440.

ANTI-DILUTION PROVISIONS FOR
ADDs: The anti-dilution provisions described under "-- Anti-Dilution Adjustments" on pages S-17 through S-22 in the accompanying prospectus supplement no. 440 will apply to your note, but with important modifications to reflect the fact that your note is linked, in part, to the value of ADSs directly, and only indirectly to the value of the ordinary shares represented by the ADSs. In general, with respect to the ADSs of GlaxoSmithKline and Sanofi-Aventis, all references to "shares" or "basket stock" in these provisions shall be deemed to mean ADSs and all references to "holders" of common stock of the basket stock issuer shall be deemed to mean holders of ADSs. Accordingly, for the purposes of making any adjustments described on page S-17 of the accompanying prospectus supplement no. 440, ADSs will be treated like common stock if a comparable adjustment to the ordinary shares represented by the ADSs is made pursuant to the terms of the relevant deposit agreement or if holders of the ADSs are entitled to receive property in respect of the underlying ordinary shares. The ex-dividend date for any dividend of other distribution will be the first day on which the relevant ADS trades without the right to receive that dividend or distribution. We will not make anti-dilution adjustments to reflect dilution events that affect the ordinary shares represented by the ADSs, except as the result of any of the events described on S-17 through S-22 in the accompanying prospectus supplement no. 440. In addition, no adjustment will be made as a result of any event if and to the extent that any securities, cash or other property distributed in that event are not passed through to the holders of that basket stock issuer's ADSs generally, either by distribution of that property to those holders directly or by distribution of that property to the relevant ADS depositary for the benefit of those holders, with the ADS depositary either selling that property and distributing the sale proceeds to those holders or holding that property so that, under the terms of the relevant deposit agreement, the ADSs represent that property.

                                     In general, if an event requiring
                                     anti-dilution adjustment occurs, the
                                     calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your note, that results from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments described above as necessary to ensure an equitable result. HOWEVER, AS STATED ABOVE, NO ADJUSTMENT WILL BE MADE TO REFLECT ANY DISTRIBUTION OF SECURITIES, CASH OR OTHER PROPERTY THAT IS NOT PASSED THROUGH TO THE HOLDERS OF GLAXOSMITHKLINE ADSS OR SANOFI-AVENTIS ADSS GENERALLY OR TO THE APPLICABLE ADS DEPOSITARY FOR THEIR BENEFIT AS DESCRIBED ABOVE. Also, no adjustment will be made to reflect any event that would not require an adjustment of the reference amount of underlying shares under the provisions described in "Stock Splits", "Reverse Stock Splits", "Stock Dividends", "Other Dividends and Distributions", "Transferable Rights" and "Reorganization Events" on pages S-19 to S-22 in the accompanying prospectus supplement no. 440.

                                     As noted above, the steps described here apply only with respect to the ADSs included in the basket. For any anti-dilution event relating to one of the three common stocks included in the basket, the anti-dilution provisions described under "-- Anti-Dilution Adjustments" on pages S-17 through S-22 in the accompanying prospectus supplement no. 440 will apply to your note without modification.

                               NOTICE OF EXCHANGE

                                                  Dated:
The Bank of New York
Corporate Trust Administration
101 Barclay Street, 21W
New York, New York 10286

Attn:  Caroline Hyunji Lee  (212-815-4991)
       Hector Herrera       (212-815-4293)
                            Fax: (212-815-5802)

with a copy to:

Goldman, Sachs & Co.
85 Broad Street
Options and Derivatives Operations
New York, New York 10004

Attn:  Sharon Seibold   (212-902-7921)
       Stephen Barnitz  (212-357-4217)
                        Fax: (212-902-7993)

Re: 2.00% Exchangeable Basket-Linked Notes due February 2012, issued by The Goldman Sachs Group, Inc.
     (Exchangeable for a Basket of Three Common Stocks and Two ADSs)

Dear Sirs:

The undersigned is, or is acting on behalf of, the beneficial owner of a portion of one of the notes specified above, which portion has an outstanding face amount equal to or greater than the amount set forth at the end of this notice of exchange. The undersigned hereby irrevocably elects to exercise the exchange right described in the pricing supplement no. 471, dated January 26, 2005, to the prospectus supplement no. 440, dated October 20, 2004, with respect to the outstanding face amount of the note set forth at the end of this notice of exchange. The exercise is to be effective on the business day on which the trustee has received this notice of exchange, together with all other items required to be delivered on exercise, and the calculation agent has received a copy of this notice of exchange, unless all required items have not been received by 11:00 A.M., New York City time, on that business day, in which case the exercise will be effective as of the next business day. We understand, however, that the effective date in all cases must be no later than the earlier of (i) the business day before the determination date and (ii) any call notice date. The effective date will be the exchange notice date.

If the note to be exchanged is in global form, the undersigned is delivering this notice of exchange to the trustee and to the calculation agent, in each case by facsimile transmission to the relevant number stated above, or such other number as the trustee or calculation agent may have designated for this purpose to the holder. In addition, the beneficial interest in the face amount indicated below is being transferred on the books of the depositary to an account of the trustee at the depositary.

If the note to be exchanged is not in global form, the undersigned or the beneficial owner is the holder of the note and is delivering this notice of exchange to the trustee and to the calculation agent by facsimile transmission as described above. In addition, the certificate representing the note and any payment required in respect of accrued interest are being delivered to the trustee.

If the undersigned is not the beneficial owner of the note to be exchanged, the undersigned hereby represents that it has been duly authorized by the beneficial owner to act on behalf of the beneficial owner.

Terms used and not defined in this notice have the meanings given to them in the pricing supplement no. 471, dated January 26, 2005, and the prospectus supplement no. 440, dated October 20, 2004. The exchange of the note will be governed by the terms of the note.

The calculation agent should internally acknowledge receipt of the copy of this notice of exchange, in the place provided below, on the business day of receipt, noting the date and time of receipt. The consideration to be delivered or paid in the requested exchange should be made on the fifth business day after the exchange notice date in accordance with the terms of the note.

Face amount of note to be exchanged:

$
(must be a minimum of $1,000 and
integral multiples thereof)

                                             Very truly yours,

                                             -----------------------------------
                                             (Name of beneficial owner or person
                                             authorized to act on its behalf)

                                             -----------------------------------
                                             (Title)

                                             -----------------------------------
                                             (Telephone No.)

                                             -----------------------------------
                                             (Fax No.)

                                             -----------------------------------
                                             (DTC participant account number for
                                             delivery of basket stocks, if any)

FOR INTERNAL USE ONLY:
Receipt of the above notice of
exchange
is hereby acknowledged:
GOLDMAN, SACHS & CO., as
calculation agent

By:
-----------------------------------
    (Title)

Date and time of receipt:

-----------------------------------
(Date)

-----------------------------------
(Time)